                                                                   EXHIBIT 10.24

                            BAKER HUGHES INCORPORATED
                       DIRECTOR COMPENSATION DEFERRAL PLAN
                            (As Amended and Restated)


1.       Purposes of the Plan.

         The Baker Hughes Incorporated Director Compensation Deferral Plan, as amended and restated (the "Plan"), is intended to provide a means whereby nonemployee directors of Baker Hughes Incorporated (the "Company") may defer compensation otherwise payable and provide flexibility respecting the Company's compensation policies.

2.       Administration.

         The Plan shall be administered by the Compensation Committee (the "Committee") of the Board of Directors of the Company (the "Board"). The Committee is authorized to interpret the Plan and may, from time to time, adopt such rules and regulations, consistent with the provisions of the Plan, as it may deem advisable to carry out the Plan. All determinations made by the Committee shall be final. No member of the Committee shall have any right to vote or decide upon any matter relating to himself under the Plan or to vote in any case in which his individual right to claim any benefit under the Plan is particularly involved. The Vice President of Human Resources of the Company shall, as the delegatee of the Committee, be responsible for the day-to-day administration of the Plan, including accepting deferral elections, accounting for deferrals and distributions under the Plan. All expenses incurred in connection with the administration of the Plan shall be borne by the Company.

3.       Participation in the Plan.

         (a) Eligibility. All nonemployee directors of the Company ("Directors") shall be eligible to participate in the Plan. An individual shall be considered to be a Director until the close of business on the day preceding the earlier of the first date the individual (1) becomes a common-law employee of the Company or its subsidiaries or (2) ceases to be a member of the Board for any reason whatsoever.

         (b) Election to Participate. An eligible Director may elect to become a participant in the Plan ("Participant") by electing to defer an integral percentage (from 1% to 100%) of his (1) annual retainer and meeting fees ("Compensation") and/or (2) retirement benefits ("Retirement Income") pursuant to the Company's Retirement Policy covering Directors.

                  (1) Compensation Deferrals. Deferral elections as to Compensation shall be made with respect to each calendar year. Any such election shall apply to the Participant's Compensation for the period commencing on January 1 of the applicable calendar year and ending upon the earlier of December 31 of such calendar year or the date during such calendar year that his directorship is terminated for any reason. Notwithstanding the foregoing, with respect to an individual who first becomes a Director on other than the first day of a calendar year, any such election shall apply to the Participant's Compensation during the calendar year in which he first becomes a Director for the period commencing on the date he first becomes a Director and ending upon the earlier of December 31 of such calendar year or the date during such calendar year that his directorship is terminated for any reason.

                  (2) Retirement Income Deferrals. Deferral elections as to Retirement Income may be made with respect to Retirement Income attributable to all future calendar years of service as a Director.

         (c) Time and Manner of Making Elections. Unless otherwise determined by the Committee, any election by a Participant to defer Compensation under this Plan must be made on or before the December 1 preceding the calendar year to which the election relates; provided, however, that with respect to the first calendar year an individual becomes a Director, any such deferral election with respect to such first calendar year in which he becomes a Director must be made by the Director within thirty (30) days of the date he first becomes a Director. Unless otherwise determined by the Committee, any election by a Participant to defer Retirement Income for all future years of service as a Director under this Plan must be made by a Director prior to the January 1 of the first calendar year to which such election relates. All elections shall be made in the form and manner prescribed by the Committee. Amounts deferred by a Participant with respect to any calendar year pursuant to any election as provided in this Paragraph 3 shall be referred to herein as the Participant's "Deferred Compensation" for such calendar year.

         (d) Nature of Elections. Any election to defer Compensation which may be made by a Participant with respect to any calendar year shall be irrevocable once made. Any election to defer Compensation which may be made by a Participant with respect to any calendar year, unless changed by the Participant prior to the expiration of the time for making such election with respect to each subsequent calendar year, shall be deemed to have been made with respect to each subsequent calendar year, respectively. Any election to defer Retirement Income which may be made by a Participant with respect to all calendar years which are subject to such election shall be irrevocable once made.

         (e) Election of Deferral Vehicles. At the time of making a deferral election, a Participant shall select one or more deferral vehicles ("Deferral Vehicles") for the Participant's Deferred Compensation respecting the applicable calendar year or years as follows:

                  (1) Stock Option-Related Deferral Vehicles. The Participant's Deferred Compensation shall be exchanged for nonemployee Director stock options ("Stock Options") granted (i) pursuant to Article IV of the Baker Hughes Incorporated 1993 Stock Option Plan to the extent shares are available for options under such plan or (ii) if permitted by the Committee, pursuant to any other plan that would permit the grant of options under this Plan. A Participant who elects a Stock Option-Related Deferral Vehicle shall also elect whether to receive such Stock Options priced at (x) the fair market value on the date of grant ("Market-Priced Stock Options") or (y) a 50% discount to the fair market value on the date of grant ("Discounted Stock Options"). To the extent Market-Priced Stock Options are elected, as of the last day of each calendar quarter, the Participant's aggregate Deferred Compensation which would otherwise have been paid during such quarter shall be increased by a multiplier of 4.4 and then divided by the fair market value of the Company's common stock on the last day of such quarter to determine the number of Market-Priced Stock Options to be granted in exchange for the Deferred Compensation. To the extent Discounted Stock Options are elected, as of the last day of each calendar quarter, the Participant's aggregate Deferred Compensation which would otherwise have been paid during such quarter shall be divided by the discounted price of the Company's common stock on the last day of such quarter to determine the number of Discounted Stock Options to be granted in exchange for the Deferred Compensation.

                  (2) Cash-Based Deferral Vehicles. The Participant's Deferred Compensation shall be credited to an account ("Account") established by the Committee as of the date or dates the Deferred Compensation would otherwise have been paid. A Participant who elects a Cash-Based Deferral Vehicle shall also elect whether to receive prime-rate interest equivalents ("Prime Rate Equivalents") or S&P 500 earnings equivalents ("S&P 500 Equivalents") for the deferral period commencing on the date or dates such Deferred Compensation is credited to the Account and ending on the designated payment date. To the extent Prime Rate Equivalents are elected, interest equivalents will be credited to the Participant's Account as of the last day of each calendar month based upon the average daily balance in the Account for the month and the prime lending rate as declared by Citibank to be in effect from time to time. To the extent S&P 500 Equivalents are elected, the earnings (or loss) equivalents will be credited (or debited) to the Participant's Account as of the last day of each calendar quarter based upon the balance in the Account as of the last day of the quarter and the returns realized by the Standard & Poors 500 common stocks for the quarter. A Participant who elects a Cash-Based Deferral Vehicle shall also elect a designated payment date ("Designated Date") for lump sum payment of the Deferred Compensation as adjusted by the Prime Rate Equivalents or S&P 500 Equivalents, whichever is applicable. Any Designated Date respecting Deferred Compensation subject to Prime Rate Equivalents shall be as of the last day of a calendar month, and any Designated Date respecting Deferred Compensation subject to S&P 500 Equivalents shall be as of the last day of a calendar quarter. Any such Designated Date so elected may be either during the Participant's active tenure as a Director or after cessation of the Participant's Director status for any reason and may be elected either by specifying a particular date or by selecting a date that follows the occurrence of a specified event; provided, however, that in no event shall a Designation Date be more than 10 years from the date the Participant's status as a Director ceases. A Participant may also elect multiple Designated Dates respecting payment of Deferred Compensation with the consent of the Committee. All Deferred Compensation and interest and earnings equivalents credited to a Participant's Account shall be nonforfeitable pending payment as of the Designated Date.

4.       Stock Options Subject to Option Plan.

         All Stock Options granted in exchange for Deferred Compensation under this Plan shall be subject to all of the applicable terms and provisions of the plan from which each such option is granted.

5.       Payment of Amounts in Accounts.

         (a) Payment Generally. Except as otherwise provided in this Paragraph 5, the Deferred Compensation and interest and earnings equivalents credited to a Participant's Account with respect to a calendar year or years, as applicable, shall be paid in cash to the Participant in one lump sum as of the Designated Date elected by the Participant. In the absence of a valid election of a Designated Date by the Participant, the Designated Date shall be deemed to be the date of cessation of the Participant's status as a Director.

         (b) Payment of Simultaneous Amounts. It is recognized that a Participant may elect to defer Compensation and/or Retirement Income with respect to more than one calendar year, so that Deferred Compensation and interest and earnings equivalents are credited to the Participant's Account with respect to more than one calendar year, and the payment of such amounts with respect to more than one calendar year may, but need not, become payable to the Participant as of the same Designated Date.

         (c) Hardship. In the event of hardship of the Participant, as determined in the sole discretion of the Committee, all or a portion of the cash payments that would otherwise be made on a later Designation Date under the Paragraph 5 shall be accelerated by being made as soon as practicable following the Committee's determination of hardship, in one lump sum. For this purpose, hardship shall mean any emergency or necessity affecting the Participant's personal or family affairs having a significant financial effect.

         (d) Disability. In the event of the disability of the Participant, as determined in the sole discretion of the Committee, all cash payments that would otherwise be made on a later Designation Date under this Paragraph 5 shall be accelerated by being made as soon as practicable following the Committee's determination of such disability, in one lump sum. For this purpose, disability shall mean total and permanent disability which will prevent the Participant from engaging in meaningful business activities.

         (e) Death. In the event of the death of the Participant, all of the cash payments that would otherwise be made on a later Designation Date under this Paragraph 5, shall be accelerated by being made as soon as practicable following the death of the Participant. A Participant, by written instrument filed with the Committee in such manner and form as it may prescribe, may designate one or more beneficiaries to receive payment of the Participant's Deferred Compensation and interest or earnings equivalents in the event of the death of the Participant. Any such beneficiary designation may be changed from time to time prior to the death of the Participant. In the absence of a beneficiary designation on file with the Committee at the time of the Participant's death, the Deferred Compensation and interest or earnings equivalents remaining to be paid to the Participant shall be paid to the executor or administrator of the Participant's estate.

         (f) Change in Purpose. In the event of a major tax law change or other reason, as determined in the sole discretion of the Committee, which makes the continued deferral of amounts under the Plan undesirable, cash payments under this Paragraph 5 shall be accelerated by being made as soon as practicable following the Committee's determination to discontinue deferrals, in one lump sum.

         (g) Debiting of Plan Accounts. Once Deferred Compensation and interest or earnings equivalents have been paid, such amounts shall be debited from the Participant's Account and shall cease to exist.

6.       Prohibition Against Assignment or Encumbrance.

         No right, title, interest or benefit hereunder shall ever be liable for or charged with any of the torts or obligations of a Participant or any person claiming under a Participant, or be subject to seizure by any creditor of a Participant or any person claiming under a Participant. Except as to the selection of a "designated beneficiary" in the event of death, no Participant or any person claiming under a Participant shall have the power to anticipate or dispose of any right, title, interest or benefit hereunder in any manner until the same shall have been actually distributed free and clear of the terms of the Plan.

7.       Nature of the Plan.

         The Plan constitutes an unfunded, unsecured liability of the Company to provide benefits in accordance with the provisions hereof. The Company, at its election, may fund the payment of benefits under the Plan by setting aside and investing, in an account on the Company's books, such funds as the Company may, from time to time, determine. Neither the establishment of the Plan, the crediting of amounts to Plan Accounts nor the setting aside of any funds shall be deemed to create a trust. Legal and equitable title to any funds set aside pursuant to the Plan shall remain in the Company, and neither the Participants nor any persons claiming under the Participants shall have any security or other interest in such funds. Any funds so set aside or acquired shall remain subject to the claims of the creditors of the Company, present and future.

8.       Effective Date, Amendment and Termination of Plan.

         The Plan shall be amended and restated effective as of November 1, 1998. The Committee shall have the right to alter or amend the Plan or any part thereof, from time to time, except that no alteration or amendment may be made which would impair the rights of Participants with respect to periods prior to the date such alteration or amendment is effected without the consent of such Participants. The Committee may terminate the Plan at any time with respect to periods following the date such termination is effected.

9.       Reorganization.

         The Company shall not merge or consolidate with any other entity or entities, liquidate, dissolve, reorganize, or sell substantially all of its assets and business unless and until a succeeding or continuing entity or entities agrees to assume and discharge the obligations of the Company under this Agreement. Upon the occurrence of such an event, the term "Company" as used in this Agreement shall be deemed to refer to such successor or survivor entity or entities.

10.      Laws Governing.

         This Plan shall be construed in accordance with, and governed by, the laws of the State of Texas.